EXHIBIT 21

WEYERHAEUSER COMPANY AND SUBSIDIARIES

Name	State or Country of Incorporation
Weyerhaeuser NR Company	Washington
B&C Water Resources, LLC	Delaware
D&E Water Resources, LLC	Delaware
Greenway Properties, LLC	Maine
Highland Mineral Resources, LLC	Delaware
King Road Aggregates LLC	Delaware
ver Bes' Insurance Company	Vermont
Weyerhaeuser Asset Management LLC	Delaware
Weyerhaeuser Realty Investors, Inc.	Washington
Weyerhaeuser International, Inc.	Washington
Weyerhaeuser China, Ltd.	Washington
Weyerhaeuser Company Limited	Canada
317298 Saskatchewan Ltd.	Saskatchewan
Weyerhaeuser (Carlisle) Ltd.	Barbados
Camarin Limited	Barbados
Weyerhaeuser Japan Ltd.	Japan
Weyerhaeuser Japan Ltd.	Delaware
WREDCO I LLC	Delaware
WREDCO II LLC	Delaware
Weyerhaeuser SC Company	Washington
Weyerhaeuser Services, Inc.	Delaware
Weyerhaeuser WPF LLC	Washington
WY Georgia Holdings 2004 LLC	Delaware